RF INDUSTRIES, LTD.	For Immediate Release

Investor Contact:	Company Contacts:
John Nesbett/Jennifer Belodeau	James Doss, President
Institutional Marketing Services (IMS)	RF Industries, Ltd.
(203) 972-9200	(858) 549-6340
jnesbett@institutionalms.com	rfi@rfindustries.com

RF Industries Announces Sale of RadioMobile Division to the Division’s Management

San Diego, California, October 31, 2013 – RF Industries, Ltd. (NASDAQ: RFIL) announced that it has sold its RadioMobile operations to RadioMobile, Inc., a company formed by the management team of that division. In exchange for the transfer of the assets, RadioMobile, Inc. will pay RF Industries a portion of all of its future revenues for three years.

Howard Hill, Chief Executive Officer of RF Industries “RF Industries is focused on our strategy to provide interconnect products and complex cable assemblies primarily to the wireless market, while RadioMobile specializes in providing customized mobile public safety communications systems. The synergies that we expected to be realized when we purchased the RadioMobile division several years ago, never materialized. We believe the spinoff of this division into the capable hands of its current management benefits both entities and allows each of us to focus our resources on our core business competencies.”

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers & infrastructure, medical and industrial. The Company’s products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses, and medical wiring.  The Company’s leading edge connectivity solutions are used throughout the growing and evolving wireless infrastructure. The Company has reported 19 consecutive years of profitability and is headquartered in San Diego, California with operations in Las Vegas, Nevada and Yaphank, New York. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division which was acquired in June 2011; and the Company’s reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.